NEWS RELEASE
5 Centerpointe Drive, Suite 400, Lake Oswego, OR 97035	www.calypte.com

Company Contact: Richard Brounstein, Executive Vice President (971) 204-0282 email:rbrounstein@calypte.com	Investor Relations Contact: Tim Clemensen, Rubenstein Investor Relations Phone: (212) 843-9337 email:tclemensen@rubensteinir.com

Calypte Appoints New Board Member

Lake Oswego, OR - May 14, 2007 - Calypte Biomedical Corporation (OTCBB: CBMC), medical diagnostic tests manufacturer for the rapid detection of antibodies to the human immunodeficiency virus (HIV), announced that its Board of Directors appointed Mr. Adel Karas as an independent member of the Company’s Board of Directors effective May 8, 2007.

Mr. Karas has over 35 years of experience, primarily on the international front, much of it in the market regions in which Calypte is targeting sales for its AwareTM HIV-1/2 Oral Fluid diagnostic tests. Since December 2005 Mr. Karas has worked as the Regional Director (Asia, Africa & Middle East) for the World Agency of Planetary Monitoring & Earthquake Risk Reduction (WAPMERR) based in Dubai, United Arab Emirates (UAE). WAPMERR is involved with disaster management and risk assessments.

Prior to his involvement with WAPMERR, in 2003 Mr. Karas co-founded and served as Managing Director of Strategic Energy Investment Group in Dubai. He started this group following his retirement from Petroleum Geo-Services (PGS) in Houston, Texas where he served as Senior Vice President of Business Development for two years before moving to bai where he set up and, for the next eight years, served as President of PGS for the Middle East Region. Mr. Karas served, as well, as the executive vice president for Grant Tensor Geophysical in Houston-Texas and as the president of Tensor Geophysical in Egypt. Mr. Karas attended AinShams University, University of Texas and University of Houston. He holds degrees in Geophysics and Operations Research as well as a Masters Degree in electrical engineering and an MBA.

Roger I. Gale, President and CEO of Calypte stated, “We are pleased to welcome Mr. Karas to our Board and look forward to his knowledge and guidance as we expand, with his help, into regions where our non-invasive HIV/AIDS rapid test is much needed, including the Middle East and Asia. Further, we expect his knowledge of and contacts in Thailand, where we have outsourced manufacturing, and Switzerland, where many key humanitarian agencies are headquartered, will help us facilitate our business opportunities as well. As Calypte focuses on the emerging HIV epidemic countries, I expect that Mr. Karas will play a vital role in Calypte’s growth in those areas of the world. We intend to use his strong technical training - he is, quite simply, a quick study - and his many years of varied international experience, including establishing cross border entities and mergers and acquisitions. He has strong relationships with key business and governmental leaders in this area as well.”

Mr. Karas commented, “I am honored to be a part of Calypte at this critical juncture - the start of its “journey” to quote management. I expect to be effective in assisting the Company from my own base of operations in Dubai. I consider Calypte a lean, point of care diagnostic testing company, today focused on HIV, but with the capability to do much more. My experience supports the Company’s newly articulated strategy - that physical presence is essential; being on the ground regionally to aggressively get close to the customer and understand the uniqueness of the many regions in which Calypte operates.”

“I personally took a company that was headquartered in Houston to Dubai, set up a regional center and then used the in-country advantage to capture a 50% market share. I believe Calypte’s simple, accurate, non-invasive products will be well received in this part of the world. I have personally accompanied management and visited key business contacts in UAE and have seen for myself the strong interest Calypte’s products generate,” Mr. Karas continued.

About Calypte Biomedical:

Calypte Biomedical Corporation (www.calypte.com) is a U.S.-based healthcare company focused on the development and commercialization of rapid testing products for sexually transmitted diseases such as the AwareTM HIV-1/2 OMT test that are suitable for use at the point of care and at home. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company’s ability to obtain additional financing, if and as needed, and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2006 and its subsequent filings with the SEC.